Exhibit 99.1

FOR IMMEDIATE RELEASE

ADVANCED DISPOSAL ANNOUNCES CHANGES
TO BOARD OF DIRECTORS

PONTE VEDRA, Fla. (Oct. 12, 2016) – Advanced Disposal, an integrated environmental services company, today announced changes to its board of directors. B. Clyde Preslar is appointed to the board of directors for Advanced Disposal Services, Inc. while Steven R. Carn has resigned in connection with the completion of its initial public offering and transition to a public company. Mr. Carn will continue to serve as Chief Financial Officer and Treasurer of Advanced Disposal Services, Inc.

Mr. Preslar joins the board of directors as an independent director. Prior to joining the board of directors, Mr. Preslar previously served as a director of Alliance One International, Inc., an independent leaf tobacco merchant, from 2005 to 2013, Forward Air Corporation, a provider of time-definite surface transportation and related logistics services, from 2004 to 2008, and Standard Commercial Corporation, an enterprise engaged in the purchase, processing and sale of leaf tobacco, from 1999 to 2005. Since August 2015, Mr. Preslar has served as Executive Vice President and Chief Financial Officer for Dollar Express Stores LLC, a privately owned dollar store chain formerly part of Dollar Tree, Inc. Prior to joining Dollar Express Stores LLC, Mr. Preslar served as Senior Vice President and Chief Financial Officer for The Pantry, Inc., a convenience store chain, from 2013 to 2015. Mr. Preslar previously served as Senior Vice President and Chief Financial Officer for the short line and regional freight railroad operator, RailAmerica, Inc., from 2008 to 2013. Prior to RailAmerica, Inc., Mr. Preslar held the positions of Executive Vice President and Chief Financial Officer at Cott Corporation, a manufacturer of non-alcoholic beverage products, from 2005 to 2006, and as Vice President and Chief Financial Officer and Secretary at snack food manufacturer Lance, Inc., from 1996 to 2005. Earlier in his career, Mr. Preslar served as Director of Financial Services for Worldwide Power Tools at Black & Decker and as Director of Investor Relations at RJR Nabisco. Mr. Preslar holds a Bachelor’s Degree in Business Administration and Economics from Elon College and a Master’s degree in Business Administration from Wake Forest University. He is a Certified Public Accountant licensed by the North Carolina State Board of Certified Public Accountant Examiners, and has been a Certified Management Accountant since 1980.

About Advanced Disposal

Advanced Disposal brings fresh ideas and solutions to the business of a clean environment.  As the fourth largest solid waste company in the U.S., we provide integrated, non-hazardous solid waste collection, recycling and disposal services to residential, commercial, industrial and construction customers across 16 states and the Bahamas. Our team is dedicated to finding effective, sustainable solutions to preserve the environment for future generations. We welcome you to learn more at AdvancedDisposal.com or follow us on Facebook.

Contact:

Matthew Nelson

Advanced Disposal

(904) 737-7900

Matthew.Nelson@AdvancedDisposal.com